UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2016

MOBILESMITH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32634	95-4439334
(Commission File Number)	(IRS Employer Identification No.)

5400 Trinity Rd., Suite 208 Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

855-516-2413
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2016, the Board of Directors (the “Board”) of MobileSmith, Inc. (the “Company”), appointed Randy J. Tomlin to the Board. The appointment takes effect immediately. As of the date of this report, Mr. Tomlin has not been appointed to any committee of the Board.

Until his retirement in February 2016, Mr. Tomlin, age 57, served as a Senior Vice President-U-Verse Field Operations for AT&T, a position he has held since March 2008.  At U-Verse Field Operations for AT&T Mr. Tomlin was responsible for all field operations for AT&T U-verse, including service, installation at customer homes, repair and maintenance.  From 2006 to 2008 Mr. Tomlin was a President of AT&T Network – California and Nevada, where he was in charge of teams that engineered, built and maintained the networks that carried all network traffic in two states. Mr. Tomlin began his career with Southwestern Bell in 1982, and has held various managerial positions in Customer Service, Network and External Affairs throughout his 34-year career at AT&T.   During his career with AT&T he also served as Senior Vice President of Enterprise Operations Support, responsible for leading the Network Services Staff organization as well as the network standardization effort to move to common centers, best practices and a single suite of systems. Mr. Tomlin led many of SBC’s acquisitions integration activities, including AT&T, BellSouth, and Cingular.

Mr. Tomlin received his bachelor’s degree in Finance from Texas A&M University in College Station, Texas.

The material terms and conditions of Mr. Tomlin' appointment are set forth in appointment letter, which is filed with this report as Exhibit 10.1 and incorporated herein by reference (the “Appointment Letter”). The material terms of the Appointment Letter are summarized as follow: in consideration for advisory services including providing strategic advice the Company, promote the Company in the business and investment community and marketing certain of the Company's products and services, the Company will pay to Mr. Tomlin a cash fee of $3,333 per month. In addition, the Company has granted Mr. Tomlin options under the Company’s 2016 Equity Incentive Plan, to purchase 468,860 shares of the Company’s common stock par value $0.001 per share, which options are scheduled to vest over a three-year period in equal quarterly installments, at exercise price of $1.50 per share, subject to accelerated vesting upon the occurrence of certain specified events. The Appointment Letter further provides that if Mr. Tomlin introduces the Company to a potential acquirer, Mr. Tomlin will be entitled to a compensation equal to 1% of the net proceeds paid by the acquirer. Additionally, for his participation in marketing of Company products and services Mr. Tomlin shall receive a referral and co-sell commission equal to the 4% of the net sale proceeds. The Appointment Letter is terminable by either party upon 30-days prior written notice to the other. The foregoing description of the Appointment Letter is qualified in its entirety by reference to the full text of the Appointment Letter attached hereto as Exhibit 10.1 and does not purport to be complete.

There are no family relationships between Mr. Tomlin and any director or other executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Tomlin has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1 Letter Agreement dated as of July 1, 2016 between MobileSmith, Inc. and Randy Tomlin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: August 10, 2016	By:	/s/ Gleb Mikhailov
Gleb Mikhailov
Chief Financial Officer